Exhibit 3.2.29

AGREEMENT OF LIMITED PARTNERSHIP

OF

WEST TELEMARKETING, LP

November 15,2004

THE LIMITED PARTNERSHIP INTERESTS ISSUED BY THIS PARTNERSHIP HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE RESOLD UNLESS SUBSEQUENTLY REGISTERED UNDER SUCH ACTS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND SUCH RESALE DOES NOT ADVERSELY AFFECT ANY EXEMPTION FROM ANY SUCH REGISTRATION REQUIREMENT THAT WAS AVAILABLE TO THE PARTNERSHIP. ADDITIONAL RESTRICTIONS ON TRANSFERABILITY ARE CONTAINED IN ARTICLE X OF THIS AGREEMENT.

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7.6 Limitation on Liability of the General Partner; Indemnification	15
7.7 Partnership Assets to be Used First	16
ARTICLE VIII	16
8.1 Books and Records	16
8.2 Taxable and Fiscal Year	16
8.3 Financial Reports	16
8.4 Tax Returns and Elections; Tax Matters Partner	16
8.5 Section 754 Election	17
8.6 Bank Accounts	17
ARTICLE IX	17
9.1 Rights of Limited Partners	17
9.2 Limitation on Limited Partners’ Liability	17
9.3 Power of Attorney	18
9.4 Changes in Addresses	18
9.5 General Partner as Limited Partner	18
ARTICLE X	18
10.1 General Restrictions	18
10.2 Permitted Transfers	19
10.3 Substitute Limited Partners	19
1 0.4 Effect of Bankruptcy, Death, Incompetency or Termination of a Limited Partner	19
10.5 Effect of Admission as a Substitute Limited Partner	20
10.6 Withdrawal of a Limited Partner	20
ARTICLE XI	20
11.1 Transfers of Partnership Interests	20
11.2 Withdrawal of a General Partner	21
11.5 Additional or Successor General Partners	21
11.6 Changes in General Partners	21
ARTICLE XII	21
12.1 Events Causing Dissolution	21
12.2 Effect of Dissolution	22
12.3 Application of Proceeds	22
ARTICLE XIII	22
13.1 Meetings	22
13.2 Title to Assets	22
13.3 Nature of Interest in the Partnership	23
13.4 Notices	23
13.5 Creditors	23
13.6 Entire Agreement	23
13.7 Amendments	23
13.8 Merger or Consolidation	24
13.9 Governing Law	24
13.10 Severability	24
13.11 Binding Agreement	24

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13.12 Counterparts	24

SIGNATURE PAGE

SCHEDULE A - LIST OF PARTNERS

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AGREEMENT OF LIMITED PARTNERSHIP

OF

WEST TELEMARKETING, LP

THIS AGREEMENT OF LIMITED PARTNERSHIP, made and entered into as of the 15th day of November, 2004, by and among West Transaction Services, LLC (“WTS”) a Delaware limited liability company, as the General Partner, and West Transaction Services II, LLC (“WTS II”), a Delaware limited liability company as the Limited Partner;

WITNESSETH:

WHEREAS, the parties hereto desire to associate themselves together through West Telemarketing, LP (the “Partnership”), a limited partnership under the laws of the state of Delaware, for the purposes set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements, covenants and undertakings herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used herein, the following terms shall have the following meanings unless the context otherwise specifies:

“Accountant” means the firm of independent public accountants engaged by the Partnership from time to time.

“Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments: (i) increased for any amounts such Partner is unconditionally obligated to restore and the amount of such Partner’s share of Partnership Minimum Gain and Partner Minimum Gain after taking into account any changes during such year; and (ii) reduced by the items described in Treasury Regulation § 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with, the Person in question and any officer of the Person in question or Person performing a similar function for the Person in question and any stockholder, if applicable, of such Person. As used in this definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement of Limited Partnership of West Telemarketing, LP, as amended from time to time.

“Assignee” means a Person to whom a Limited Partnership Interest has been transferred, by transfer, assignment or otherwise, in a manner permitted under this Agreement but who has not become a Substitute Limited Partner.

“Bankruptcy,” with respect to any Person, means the entry of an order for relief against such Person under the Federal Bankruptcy Code.

“Business” means the business to be conducted by the Partnership in accordance with this Agreement.

“Capital Account” means the separate account established and maintained for each Partner by the Partnership pursuant to Section 4.3 hereof.

“Capital Contribution” means, with respect to a Partner, the total amount of cash and the Fair Value of property contributed by such Partner (or his or her predecessor in interest) to the capital of the Partnership for his or her Partnership Interest (which aggregate net amount is set forth opposite the name of such Partner on Schedule A attached hereto).

“Certificate” means the Certificate of Limited Partnership of the Partnership duly filed in accordance with the Act, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of future laws.

“Credits” means all investment tax credits or other tax credits allowed by the Code with respect to the Partnership Properties or the activities of the Partnership.

“Distributions” means any distributions by the Partnership to the Partners of cash, property, Liquidation Proceeds or other amounts.

“Fair Value” of an asset means its fair market value.

“General Partner” means the Person(s) who is (are) the general partner(s) of the Partnership from time to time in such Person’s(s’) capacity as a general partner of the Partnership. The initial General Partner is WTS.

“General Partner Interest” means the interest in the Partnership held by a General Partner in its capacity as a general partner of the Partnership.

“Income” and “Loss” mean, respectively, for each fiscal year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a), except that for this purpose (i) all items of income, gain, deduction or loss required to be separately stated by Code Section 703(a)(1) shall be included in taxable income or loss; (ii) tax exempt income shall be added to taxable income or loss; (iii) any expenditures described in Code Section 705(a)(2)(B) (or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation § 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing taxable income or loss shall be subtracted; and (iv) taxable income or loss shall be adjusted to reflect any item of income, gain, loss or deduction specifically allocated in Article VI.

“Limited Partner” or “Limited Partners” means those Person(s) executing this Agreement as limited partners (including both Common Limited Partners and Preferred Limited Partners) and whose names are set forth from time to time on Schedule A attached hereto, including any Substitute Limited Partners, in each such Person’s capacity as a limited partner of the Partnership.

“Liquidation Proceeds” means all Partnership Properties at the time of liquidation of the Partnership and all proceeds thereof.

“Nonrecourse Deduction” shall have the same meaning as nonrecourse deductions set forth in Treasury Regulation § 1.704-2. Generally, the amount of Nonrecourse Deductions for a fiscal year equals the net increase in the amount of Partnership Minimum Gain (determined in accordance with Treasury Regulation § 1.704-2(d)) during such year reduced (but not below zero) by the aggregate distributions made during the year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain, determined according to the provisions of Treasury Regulation § 1.704-2(c) and (h).

“Nonrecourse Liability” means a Partnership liability with respect to which no Partner bears the economic risk of loss as determined under Treasury Regulation § 1.752-1(a)(2) and Treasury Regulation § 1.752-2.

“Partner Minimum Gain” shall have the same meaning as partner nonrecourse debt minimum gain as set forth in Treasury Regulation § 1.704-2(i)(3). With respect to each Partner Nonrecourse Debt, Partner Minimum Gain shall be determined by computing for each Partner Nonrecourse Debt any gain which the Partnership would realize if the Partnership disposed of the property subject to that liability for no consideration other than full satisfaction of such liability. For purposes of computing gain, the Partnership shall use the basis of such property which is used for purposes of maintaining Capital Accounts under Section 4.3 hereof. In any taxable year in which a Revaluation occurs, the net increase or decrease in Partner Minimum Gain for such taxable year shall be determined by: (1) calculating the net decrease or increase in Partner Minimum Gain using the current year’s book value and the prior year’s amount of Partner Minimum Gain, and (2) adding back any decrease in Partner Minimum Gain arising solely from the Revaluation.

“Partner Nonrecourse Debt” shall have the same meaning as partner nonrecourse debt set forth in Treasury Regulation § 1.704-2(b)(4).

“Partner Nonrecourse Deductions” shall have the same meaning as partner nonrecourse deductions set forth in Treasury Regulation § 1.704-2(i)(2). Generally, the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a fiscal year equals the net increase during the year in the amount of the Partner Minimum Gain (determined in accordance with Treasury Regulation § 1.704-2(i)) reduced (but not below zero) by the aggregate distributions made during the year of proceeds of a Partner Nonrecourse Debt and allocable to the increase in Partner Minimum Gain, determined according to the provisions of Treasury Regulation § 1.704-2(i).

“Partnership” means West Telemarketing, LP, the limited partnership subject to this Agreement.

“Partnership Interest” refers to all of a Partner’s rights and interests in the Partnership as provided in this Agreement or under the Act, including, without limitation, his or her interest in the total capital, profits and losses of the Partnership.

“Partnership Minimum Gain” shall have the same meaning as partnership minimum gain set forth in Treasury Regulation § 1.704-1(d)(1). Partnership Minimum Gain shall be determined, first, by computing for each Partnership Nonrecourse Liability any gain which the Partnership would realize if the Partnership disposed of the property subject to that liability for no consideration other than full satisfaction of such liability and, then, aggregating the separately computed gains. For purposes of computing gain, the Partnership shall use the basis of such property which is used for purposes of maintaining Capital Accounts. In any taxable year in which a Revaluation occurs, the net increase or decrease in Partnership Minimum Gain for such taxable year shall be determined by: (1) calculating the net decrease or increase in Partnership Minimum Gain, and (2) adding back any decrease in Partnership Minimum Gain arising solely from the Revaluation.

“Partnership Properties” means all properties and assets, both real, personal or mixed, or any interest therein, acquired directly or indirectly by the Partnership.

“Percentage Interest” means, with respect to a General Partner or a Common Preferred Partner, the percentage set forth opposite such Partner’s name on Schedule A attached hereto, as such percentage may be amended from time to time in accordance with the terms of this Agreement.

“Person” means any individual, partnership, corporation, cooperative, trust or other entity.

“Power of Attorney” means the power of attorney described and granted in Section 9.3 hereof.

“Prime Rate” means the annual “prime rate” reported from time to time by The Wall Street Journal as the base rate on corporate loans at large U.S. money center commercial banks.

“Property” means all properties and assets that the Partnership may own or otherwise have an interest in from time to time.

“Revaluation” shall mean the occurrence of any event described in clause (x), (y) or (z) of Section 4.3 of this Agreement in which the book basis of Property is adjusted to its Fair Value.

“Substitute Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.3.

“Supermajority” means, with respect to all Partners or Limited Partners (as applicable), any group of such Partners holding an aggregate of more than 75% of the Percentage Interests then held by all such Partners.

“Transfer” means (i) when used as a verb, to give, sell, exchange, assign, transfer, pledge, hypothecate, bequeath, devise or otherwise dispose of or encumber, and (ii) when used as a noun, the nouns corresponding to such verbs, in either case voluntarily or involuntarily, by operation of law or otherwise.

“Treasury Regulations” mean the regulations promulgated by the Treasury Department with respect to the Code, as such regulations are amended from time to time, or corresponding provisions of future regulations.

“WTS” means West Transaction Services, LLC, the General Partner.

“WTS II” means West Transaction Services, II, LLC, the Limited Partner.

1.2 Interpretation. Words of the masculine gender shall be deemed to include the feminine and neuter gender, and vice versa, where applicable. Words of the singular number shall be deemed to include the plural number, and vice versa, where applicable.

ARTICLE II

FORMATION OF THE PARTNERSHIP

2.1 Formation. The Partners hereby enter into and form the Partnership for the limited purposes and scope herein set forth. Except as otherwise provided in this Agreement to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act.

2.2 Name and Place of Business. The business of the Partnership shall be conducted under the name of “West Telemarketing, LP” or such other name as the General Partner may hereafter designate by written notice to the Limited Partners. The principal place of business of the Partnership shall be [Nevada address from Brian S.], or such other place as the General Partner may from time to time designate by written notice to the Limited Partners. The registered office and the registered agent of the Partnership for service of process, shall be as designated by the General Partner in conformance to the Act.

2.3 Filings and Registrations. The General Partner shall cause the due execution and filing, with the Office of the Secretary of State of Delaware and such other proper authorities in each jurisdiction where the Partnership conducts its business, of all appropriate organizational documents, including, without limitation, the Certificate and any fictitious name registrations, after the execution and delivery of this Agreement and any amendments hereto. The General Partner may take any action it deems necessary or appropriate for the Partnership to conduct or do business as a limited partnership in any state in which the conduct of business by the Partnership may require such action, provided that in any such event the Partnership shall at all times continue to be a limited partnership formed under and governed by the provisions of the Act.

2.4 Term. The term of the Partnership shall continue in perpetuity, unless sooner terminated in accordance with the provisions of Article XII hereof or as otherwise provided by law.

2.5 Expenses of Organization. The Partnership shall pay all of the costs and expenses of organizing the Partnership, the preparation of this Agreement and the Certificate and the initial offering and sale of the Partnership Interests.

2.6 Authority; Interest Not Acquired for Resale. Each Partner hereby represents and warrants to the Partnership and to each other Partner that: (a) the Partner is duly organized, validly existing, and in good standing under the law of its state of organization and that it has the requisite power and authority to execute this Agreement and to perform its obligations hereunder; (b) the Partner is acquiring an Interest for such Partner’s own account as an investment and without an intent to distribute such Interest; and (c) the Partner acknowledges that the Interests have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and such Partner’s Interest may not be resold or transferred by the Partner without appropriate registration or the availability of an exemption from such requirements.

ARTICLE III

PURPOSE

3.1 Business Purpose. The Partnership may conduct or promote any lawful business or purpose authorized to be conducted or promoted by a limited partnership under or pursuant to the Act.

3.2 Powers. Subject to any express limitations set forth in this Agreement, the Partnership shall have the power and authority to take and perform any and all acts and activities and to execute and deliver such documents, instruments and agreements as may be considered by the General Partner, in its sole discretion, to be necessary, appropriate or desirable to accomplish or further the business purpose of the Partnership or to protect or benefit the Partnership.

ARTICLE IV

CAPITAL CONTRIBUTIONS

4.1 General Partner. WTS shall make the Capital Contribution set forth opposite WTS’s name in Schedule A and WTS’s Capital Account shall be credited in an amount equal to the fair market value of such contribution as set forth in Schedule A. WTS, as the General Partner, shall have the Percentage Interest set forth opposite its name on Schedule A attached hereto, which initially shall be a 1% Percentage Interest.

4.2 Limited Partners. Each Limited Partner shall make a Capital Contribution in the amount set forth opposite its name on Schedule A attached hereto and shall be granted the Percentage Interest set forth opposite its name in Schedule A. Each Limited Partner shall have its Capital Account credited in an amount equal to the Fair Value of the Capital Contribution made by each Limited Partner. Except as set forth in Section 4.6 hereof, no Limited Partner shall be required or obligated to make any further contribution to the capital of the Partnership.

4.3 Capital Accounts. A separate Capital Account shall be maintained for each Partner. Each Partner’s Capital Account shall be (a) increased by (i) the amount of money contributed by such Partner, (ii) the Fair Value of property contributed by such Partner (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to Code Section 752), (iii) allocations to such Partner, pursuant to Article VI hereof, of Partnership income and gain (or items thereof), and (iv) to the extent not already netted out under clause (b)(ii) below, the amount of any Partnership liabilities assumed by the Partner or which are secured by any property distributed to such Partner; and (b) decreased by (i) the amount of money distributed to such Partner, (ii) the Fair Value of property distributed to such Partner (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to Code Section 752), (iii) allocations to such Partner, pursuant to Article VI hereof, of Partnership loss and deduction (or items thereof), and (iv) to the extent not already netted out under clause (a)@) above, the amount of any liabilities of the Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

In the event any interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

In the event of (x) an additional capital contribution by an existing or an additional Partner of more than a de minimis amount which results in a shift in Percentage Interests, (y) the distribution by the Partnership to a Partner of more than a de minimis amount of property (other than money) or a distribution of property in exchange for a partnership interest or (z) the liquidation of the Partnership within the meaning of Treasury Regulation § 1.704-1(b)(2)

(ii)(g), the book basis of the Partnership Property shall be adjusted to Fair Value and the Capital Accounts of all the Partners shall be adjusted simultaneously to reflect the aggregate net adjustment to book basis as if the Partnership recognized gain and loss equal to the amount of such aggregate net adjustment; provided, however, that the adjustments resulting from clause (x) or (y) above shall be made only if and to the extent the General Partner determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners.

In the event that Property is subject to Code § 704(c) or is revalued on the books of the Company in accordance with the preceding paragraph pursuant to § 1.704-1(b)(2)(iv)(f) of the Treasury Regulations, the Partner’s Capital Accounts shall be adjusted in accordance with § 1.704-1(b)(2)(iv)(g) of the Treasury Regulations for allocations to the Partners of depreciation, amortization and gain or loss, as computed for book purposes (and not tax purposes) with respect to such Property.

4.4 Capital Withdrawal Rights, Interest and Priority. Except as expressly provided in this Agreement, no Partner shall be entitled to withdraw or reduce such Partner’s Capital Account or to receive any distributions from the Partnership, and no Partner shall be entitled to demand or receive property other than cash in return for its Capital Contribution. Except as may be otherwise expressly provided herein, no Partner shall have any priority over any other Partner, as to the return of such Partner’s Capital Contribution or Capital Account balance.

4.5 Loans by Partners. Loans by Partners to the Partnership shall not constitute a contribution to the capital of the Partnership or be credited to the Capital Account of the lending Partner.

4.6 Additional Capital Contributions. At such time, in such amounts and under such terms as allowed by the General Partner, in its sole and absolute discretion, the General Partner and the Limited Partners may make additional Capital Contributions. Unless otherwise agreed by a majority in Interest of the Partners, upon the Partnership’s receipt of an additional Capital Contribution, the Capital Account of the Contributing Partner shall be increased by the amount of the Additional Capital Contribution. If the Percentage Interests of the General and Limited Partners are to be adjusted to reflect the additional Capital Contribution, the General partner shall cause this Agreement (specifically, Schedule A) to be amended to reflect any adjustment in the Percentage Interests of the Partners in accordance with this Section 4.6.

ARTICLE V

COMPENSATION OF GENERAL PARTNER

5.1 Compensation for Services. The General Partner shall be entitled to compensation from the Partnership for any services it may render to or for the Partnership in an amount equal to the cost incurred by the General Partner in providing such services, including reimbursing the General Partner for the cost of any employees employed by the General Partner. In addition, the General Partner and any of its Affiliates may receive compensation for services such General Partner or Affiliate may render as an employee, officer, director, agent or independent contractor of any Person performing services for the Partnership as an independent contractor or otherwise.

5.2 Reimbursement for Expenses. To the extent not compensated for under Section 5.1 above, the General Partner shall be entitled to payment by or reimbursement from the Partnership of all reasonable out-of-pocket expenses incurred by the General Partner on behalf of the Partnership, including payment by or reimbursement from the Partnership for salaries, wages or fringe benefits of the General Partner’s directors, officers, employees or agents or for any overhead or similar expenses incurred by the General Partner for the benefit of the Partnership.

5.3 Common Employees. The provisions of Section 5.1 and 5.2 above shall not prohibit an officer, director, employee or agent of the General Partner from also being an officer, employee, agent or contractor of the Partnership and receiving reasonable compensation from the Partnership for services actually rendered to or for the Partnership.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

6.1 Non-Liquidation Cash Distributions. The General Partner shall determine in its sole discretion the amount, if any, cash to distribute to the Partners. Any cash distributed to the Partners shall be distributed in accordance with their respective Percentage Interests as of the dated of the distribution.

6.2 Liquidation Distributions. Liquidation Proceeds shall be distributed in the following order of priority:

(a) To the payment of debts and liabilities of the Partnership (including to Partners to the extent otherwise permitted by law) and the expenses of liquidation; then

(b) To the setting up of such reserves as the Person required or authorized by law to wind up the Partnership’s affairs may reasonably deem necessary or appropriate for any disputed, contingent or unforeseen liabilities or obligations of the Partnership, provided that any such reserves shall be paid over by such person to an independent escrow agent, to be held by such agent or its successor for such period as such Person shall deem advisable for the purpose of applying such reserves to the payment of such liabilities or obligations and at the expiration of such period, the balance of such reserves shall be distributed as hereinafter provided; then

(c) The remainder to the Partnership in accordance with and to the extent of their respective Capital Account balances after taking into account the allocation of all Income or Loss pursuant to this Agreement for the fiscal year(s) in which the Partnership is liquidated.

6.3 Profits, Losses and Distributive Shares of Tax Items. The Partnership’s net income or net loss, as the case may be, for each fiscal year of the Partnership, as determined in accordance with such method of accounting as may be adopted for the Partnership pursuant to Article VIII hereof, shall be allocated to the Partners for both financial accounting and income tax purposes as set forth in this Article VI, except as otherwise provided for herein or unless all Partners hereto agree otherwise.

6.4 Allocation of Income, Loss and Credits.

(a) Income shall be allocated among the Partners in accordance with their respective Percentage Interests.

(b) Loss shall be allocated among Partners as follows

(i) to Partners with a positive Capital Account balance, in the proportion that each such Partner with a positive Capital Account balance bears to all Partners with a positive Capital Account balance and to the Partners in accordance with their respective Percentage Interests.

(c) Credits shall be allocated among the Partners in accordance with their respective Percentage Interests

(d) To the extent there is a change in the respective Percentage Interests of the Partners during the year, Income, Loss and Credits shall be allocated among the pre-adjustment and post-adjustment periods as provided in Section 6.5(k) below.

6.5 Special Rules Regarding Allocation of Tax Items. Notwithstanding the foregoing provisions of this Article VI, the following special rules shall apply in allocating the net income or net loss of the Partnership:

(a) Section 704(c) and Revaluation Allocations. In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its Fair Value at the time of contribution. In the event of a Revaluation, subsequent allocations of income, gain, loss and deduction with respect to such property shall take account of any variation between the book basis of such property to the Partnership and its Fair Value immediately after the adjustment in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the General Partner in a manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 6.5(a) are solely for income tax purposes and shall not affect, or in any way be taken into account in computing, for book purposes, any Partner’s Capital Account or share of income or loss pursuant to any provision of this Agreement.

(b) Minimum Gain Chargeback. Notwithstanding any other provision of this Article VI, if there is a net decrease in Partnership Minimum Gain during a Partnership taxable year, each Partner shall be allocated items of income and gain for such year (and, if necessary, for subsequent years) in an amount equal to that Partner’s share of the net decrease in Partnership Minimum Gain during such year (hereinafter referred to as the “Minimum Gain Chargeback Requirement”). A Partner’s share of the net decrease in Partnership Minimum Gain is the amount of the total decrease multiplied by the Partner’s percentage share of the Partnership Minimum Gain at the end of the immediately preceding taxable year. A Partner is not subject to the Minimum Gain Chargeback Requirement to the extent: (1) the Partner’s share of the net decrease in Partnership Minimum Gain is caused by a guarantee, refinancing or other change in the debt instrument causing it to become partially or wholly recourse debt or a Partner Nonrecourse Liability, and the Partner bears the economic risk of loss for the newly guaranteed, refinanced or otherwise changed liability; (2) the Partner contributes capital to the Partnership that is used to repay the Nonrecourse Liability and the Partner’s share of the net decrease in Partnership Minimum Gain results from the repayment; or (3) the Minimum Gain Chargeback Requirement would cause a distortion and the Commissioner of the Internal Revenue Service waives such requirement.

A Partner’s share of Partnership Minimum Gain shall be computed in accordance with Treasury Regulation § 1.704-2(g) and as of the end of any Partnership taxable year shall equal: (1) the sum of the nonrecourse deductions allocated to that Partner up to that time and the distributions made to that Partner up to that time of proceeds of a Nonrecourse Liability allocable to an increase of Partnership Minimum Gain, minus (2) the sum of that Partner’s aggregate share of net decrease in Partnership Minimum Gain plus his aggregate share of decreases resulting from revaluations of Partnership Property subject to Partnership Nonrecourse Liabilities. In addition, a Partner’s share of Partnership Minimum Gain shall be adjusted for the conversion of recourse and Partner Nonrecourse Liabilities into Nonrecourse Liabilities in accordance with Treasury Regulation § 1.704-2(g)(3). In computing the above, amounts allocated or distributed to the Partner’s predecessor in interest shall be taken into account.

(c) Partner Minimum Gain Chargeback. Notwithstanding any other provision of this Article VI, if there is a net decrease in Partner Minimum Gain during a Partnership taxable year, any Partner with a share of that Partner Minimum Gain (determined under Treasury Regulation § 1.704-2(i)(5)) as of the beginning of the year shall be allocated items of income and gain for such year (and, if necessary, for subsequent years) equal to that Partner’s share of the net decrease in Partner Minimum Gain. In accordance with Treasury Regulation § 1.704-2(i)(4), a Partner is not subject to the Partner Minimum Gain Chargeback requirement to the extent the net decrease in Partner Minimum Gain arises because the liability ceases to be Partner Nonrecourse Debt due to a conversion, refinancing or other change in the debt instrument that causes it to be partially or wholly a Nonrecourse Debt. The amount that would otherwise be subject to the Partner Minimum Gain Chargeback requirement is added to the Partner’s share of Partnership Minimum Gain.

(d) Qualified Income Offset. In the event any Partner unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation § 1.704.l(b)(2)(ii)(d)(4), (5) or (6), which causes or increases such Partner’s Adjusted Capital Account Deficit, items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible, provided that an allocation under this Section 6.5(d) shall be made if and only to the extent such Partner would have an Adjusted Capital Account Deficit after all other allocations under this Article VI have been made.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other period shall be allocated to the Partners in proportion to their Percentage Interests.

(f) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deduction shall be allocated to the Partner who bears the risk of loss with respect to the loan to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation § 1.704-2(i).

(g) Curative Allocations. Any special allocations of items of income, gain, deduction or loss pursuant to Section 6.5 (b), (c), (d), (e), (f) and (h) shall be taken into account in computing subsequent allocations of income and gain pursuant to this Article VI, so that the net amount of any items so allocated and all other items allocated to each Partner pursuant to this Article VI shall, to the extent possible, be equal to the net amount that would have been allocated to each such Partner pursuant to the provisions of this Article VI if such adjustments, allocations or distributions had not occurred.

(h) Loss Allocation Limitation. Notwithstanding the other provisions of this Article VI, no Limited Partner shall be allocated Loss in any taxable year which would cause or increase an Adjusted Capital Account Deficit as of the end of such taxable year. All Loss in excess of the limitation in this Section 6.5(h) shall be allocated to the General Partner.

(i) Share of Nonrecourse Liabilities. Solely for purposes of determining a Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Treasury Regulation § 1.752-3(a)(3), each Partner’s interest in Partnership profits is equal to his respective Percentage Interest.

(j) Compliance with Regulations. The provisions of Section 4.3 and this Section 6.5 are intended to comply with Treasury Regulations § 1.704-l(b), 1.704-2 and 1.752-1 through 1.752-5, and shall be interpreted and applied in a manner consistent with such regulations. Notwithstanding the provisions of Section 13.7 hereof, in the event the General Partner determines that it is prudent or advisable to modify the manner in which the Capital Accounts, or any increases or decreases thereto, are computed and the allocations pursuant to this

Article VI in order to comply with such Treasury Regulations, the General Partner may cause such modification to be made without the consent of the Limited Partners, provided that it is not likely to have a material effect on the amounts distributable to any Partner upon the dissolution of the Partnership.

(k) General Allocation Provisions. Except as otherwise provided in this Agreement, all items that are components of net income or net loss shall be divided among the Partners in the same proportions as they share such net income or net loss, as the case may be, for the year. For purposes of determining the Income, Loss or any other items for any period, Income, Loss or any such other items shall be determined on a daily, monthly or other basis, as reasonably determined by the General Partner using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

(l) Negative Capital Make-up Requirement. If on the liquidation and dissolution of the Partnership the General Partner has a negative Capital Account, after the allocation of all income, gain, loss and deductions pursuant to this Article VI, the General Partner shall contribute cash in an amount equal to such negative Capital Account.

6.6 Withholding of Distributions. Notwithstanding any other provision of this Agreement, the General Partner (or any Person required or authorized by law to wind up the Partnership’s affairs) may suspend, reduce or otherwise restrict distributions under Section 6.1 hereof and Liquidation Proceeds when, in its sole opinion, such action is in the best interests of the Partnership.

6.7 No Priority. Except as may be otherwise expressly provided herein, no Partner shall have priority over any other Partner as to Partnership income, gain, loss, credits and deductions or distributions.

6.8 Tax Withholding. Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under any federal, state or local tax law, including, without limitation, withholding on any distribution to any Partner. For all purposes of this Article VI, any amount withheld on any distribution and paid over to the appropriate governmental body shall be treated as if such amount had in fact been distributed to the Partner.

ARTICLE VII

MANAGEMENT AND CONTROL

7.1 Management of Partnership Business.

(a) Subject to the provisions of this Agreement, the General Partner, acting through its Board of Directors, shall have the exclusive right to manage, control and conduct, and shall be solely responsible for the management, control and conduct of, the Partnership’s Business and affairs and for compliance with all applicable laws, and shall have all rights and powers generally conferred by law or necessary, advisable or incidental in connection therewith. The Limited Partners hereby consent to the exercise by the General Partner of the powers conferred on it by this Agreement.

(b) Except as otherwise provided or contemplated herein or by law, no Limited Partner (except one who may also be a General Partner or a contractor, employee, officer or agent of the Partnership or an employee, officer, director, stockholder or agent of the General Partner, and then only in such capacity) shall participate or take part in the management or control of the business of the Partnership or have any right or authority to act for or bind the Partnership.

7.2 Rights, Powers and Authority of General Partner. Except as other provided herein, the General Partner shall have and possess all the rights, powers and authority of any general partner of a partnership without limited partners formed under the laws of the State of Delaware. In addition to any other rights, powers and authority it may possess under law, the General Partner shall have, subject to the provisions of Section 7.4 hereof and any other limiting provision of this Agreement, all specific rights, powers and authority required for or appropriate to the management of the Partnership’s Business and affairs.

7.3 Reserves. The General Partner shall have the right to establish, maintain and expend such reserves to provide for working capital, for future maintenance, repair or replacement of the Partnership Properties, for debt service, for future investments and for such other purposes as it may deem necessary or advisable.

7.4 Limitations on General Partner’s Authority.

(a) The General Partner shall not take any of the following actions unless such action has been approved or authorized by a Limited Partner Majority:

(i) any act contrary to an earlier binding decision of a Limited Partner Majority; or

(ii) any other act which by any other provision of this Agreement is required to be approved or authorized by a Limited Partner Majority.

(b) The General Partner shall not take any action required by any provision of this Agreement or by law to be approved or authorized by all of the Partners unless such action has been so approved or authorized by all of the Partners.

(c) The General Partner shall have a fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership.

7.5 Other Businesses of Partners.

(a) Any Partner may engage independently or with others in other business ventures of every nature and description including, without limitation, any business competing with or supplemental to the business of the Partnership. Nothing in this Agreement shall be deemed to prohibit any Partner from dealing, or otherwise engaging in business, with Persons transacting business with the Partnership, and receiving compensation therefor based upon industry standards from any Person who has provided or may in the future provide any services to, sell any property to or purchase any property from the Partnership.

(b) No Partner shall be obligated to present any particular investment opportunity to the Partnership even if such opportunity is of a character which, if presented to the Partnership, could be taken by the Partnership. and each Partner shall have the right to take for its own account or with others or to recommend to others any such particular investment opportunity.

(c) Neither the Partnership nor any Partner shall have any right by virtue of this Agreement or the partnership relationship created hereby in or to such other ventures or activities of another Partner, or to the income or proceeds derived therefrom, and the pursuit of such ventures, even if competitive with or supplemental to the business of the Partnership, shall not be deemed wrongful or improper.

7.6 Limitation on Liability of the General Partner; Indemnification.

(a) To the extent permitted by law, the General Partner and its officers, directors, employees and agents shall not be liable, responsible or accountable in damages or otherwise to the Partnership or any Limited Partner for any act, omission or error in judgment performed, omitted or made by it or them in good faith and in a manner believed by it or them to be within the scope of authority granted to the General Partner by this Agreement and in the best interests of the Partnership, provided that such act, omission or error in judgment does not constitute fraud, gross negligence, willful misconduct or other breach of fiduciary duty. The General Partner may consult with such legal or other professional counsel as it may select. Any action taken or omitted by it in good faith reliance on, or in accordance with, the opinion or advice of such counsel shall be full protection and justification to the General Partner with respect to the actions taken or omitted.

(b) To the extent permitted by law, the Partnership shall indemnify and hold harmless the General Partner and its officers, directors, employees and agents, in such capacities, from and against any loss, expense, damage or injury suffered, sustained or incurred by it or them arising out of any actual or threatened action, suit, proceeding or claim relating to their activities on behalf of the Partnership, or in furtherance of the interests of the Partnership, including, but not limited to, any judgment, award, settlement, reasonable attorney’s fees and other costs or expenses incurred in connection with the defense or settlement of any actual or threatened action, suit, proceeding or claim and any payments made by the General Partner pursuant to indemnification agreements no broader than this Section 7.6; provided, however, that the acts, omissions or alleged acts or omissions upon which such actual or threatened action, suit, proceeding or claim is based were taken or omitted in good faith in a manner believed by them to be in the best interests of the Partnership and did not constitute fraud, gross negligence, willful misconduct or other breach of fiduciary duty on the part of such indemnified party. The satisfaction of any foregoing indemnification obligation shall be from, and limited to, Partnership Property, and no Limited Partner shall have any personal liability with respect thereto.

7.7 Partnership Assets to be Used First. All Partnership obligations and liabilities shall be satisfied first from Partnership Properties before the General Partner or any other Person is responsible therefor, except as the General Partner or other Person may otherwise agree.

ARTICLE VIII

ACCOUNTING AND BANK ACCOUNTS

8.1 Books and Records. At all times during the existence of the Partnership, the General Partner shall maintain, or cause to be maintained, full and true books of account, which shall reflect all Partnership transactions and be appropriate and adequate for the Partnership’s business. Such books of account, together with a copy of this Agreement and a copy of the Certificate, a current list of the names and last known mailing address of each Partner and any other records and reports required to be maintained under the Act, shall at all times be maintained at the principal place of business of the Partnership. The Partnership shall not be required to deliver to any Limited Partner a copy of the Certificate or any amendment thereto after the same has been duly filed, but the Partnership shall deliver such a copy to any Limited Partner who requests a copy in writing. Each Limited Partner and his or her designated representatives (including, without limitation, attorneys and accountants) shall have the right at any time to inspect and copy from such books of account and other records of the Partnership in accordance with reasonable standards established by the General Partner governing what information and documents are to be furnished for inspection by the Limited Partners, at what time and location, at whose expense and other matters relating to such inspections.

8.2 Taxable and Fiscal Year. The Partnership’s taxable and fiscal year shall end on December 31 of each year, unless a different year is required pursuant to Code Section 706.

8.3 Financial Reports. Upon request of the Limited Partners, the General Partner shall provide financial reports within a reasonable time period of the end of the fiscal year for which the financial reports were requested.

8.4 Tax Returns and Elections; Tax Matters Partner. The General Partner shall cause to be prepared and timely filed all Federal, state and local income tax returns and other returns or statements required of the Partnership by applicable law. The Partnership shall claim all deductions and make such elections for Federal or state income tax purposes which the

General Partner reasonably believes will produce the most favorable tax results for the Partners. The General Partner is hereby designated as the Partnership’s “Tax Matters Partner,” as defined in the Code, and in such capacity is hereby authorized and empowered to act for and represent the Partnership and each of the Limited Partners before the Internal Revenue Service in any audit or examination of any Partnership tax return and before any court selected by the General Partner for judicial review of any adjustment assessed by the Service. The General Partner does hereby accept such designation. Each of the Limited Partners does by execution of this Agreement consent to and agree to become bound by all actions of the General Partner as “Tax Matters Partner,” including any contest, settlement or other action or position which the General Partner may deem proper under the circumstances. The General Partner and the Limited Partner specifically acknowledge, without limiting the general applicability of this Section 8.4, that WTS shall not be liable, responsible or accountable in damages or otherwise to the Partnership or any Limited Partner with respect to any action taken by it in its capacity as the Tax Matters Partner. All out-of-pocket expenses incurred by the General Partner in its capacity as the Tax Matters Partner shall be considered expenses of the Partnership for which the General Partner shall be entitled to full reimbursement.

8.5 Section 754 Election. In the event a distribution of Partnership Properties occurs which satisfies the provisions of Section 734 of the Code or in the event a transfer of a Partnership Interest occurs which satisfies the provisions of Section 743 of the Code, the Partnership shall, if requested to do so by the distributee or transferee, elect, pursuant to Section 754 of the Code, to adjust the basis of the Partnership Properties to the extent allowed by such Section 734 or 743 and shall cause such adjustments to be made and maintained. Any additional accounting expenses incurred by the Partnership in connection with making or maintaining such basis adjustment shall be reimbursed to the Partnership by the distributee of such assets or the transferee of such Partnership Interest who benefits from the making and maintenance of such basis adjustment.

8.6 Bank Accounts. All funds of the Partnership shall be deposited in the Partnership’s name in such bank, money market or similar account(s) as may be designated by the General Partner and where there is appropriate safety of principal. Withdrawals therefrom shall be made only by persons authorized to do so by the General Partner.

ARTICLE IX

LIMITED PARTNERS

9.1 Rights of Limited Partners. The Limited Partner shall have the powers and shall be entitled to exercise the rights given to it by the terms of this Agreement and by law, and the exercise of such rights shall not be deemed to constitute participation or taking part in the management or control of the business of the Partnership.

9.2 Limitation on Limited Partners’ Liability. No Limited Partner shall be personally liable for the expenses, liabilities or obligations of the Partnership or the General Partner. The liability of each Limited Partner shall be limited solely to the amount of the Limited Partner’s Capital Contribution and its obligations under Section 4.6 above. No provision of this Agreement shall be construed to create an obligation of a Limited Partner to contribute additional capital to the Partnership for the benefit of any third party.

9.3 Power of Attorney.

(a) Each Limited Partner hereby irrevocably constitutes and appoints the General Partner, as such Limited Partner’s true and lawful attorney-in-fact with full power and authority to act in such Limited Partner’s name, place and stead to make, execute, acknowledge, deliver, swear to, file, record and publish (i) any amendments to or cancellations of the Certificate that may require the signature of such Limited Partner, (ii) all fictitious name registration forms, (iii) any amendments to this Agreement adopted in accordance with this Agreement, (iv) all certificates, forms and other instruments necessary to qualify, continue or terminate the qualification of the Partnership in any state where it may be doing business, and (v) any other instrument which the General Partner deems to be in the best interests of the Partnership to file and which is not inconsistent with this Agreement. The Power of Attorney hereby granted by each Limited Partner is coupled with an interest, is irrevocable, and shall survive the death, incapacity, dissolution, termination or Bankruptcy of the Limited Partner or the transfer by the Limited Partner of all or part of such Limited Partner’s Partnership Interest. The Power of Attorney hereby granted is a durable power of attorney.

(b) Each Limited Partner shall deliver to the General Partner, within five days of receipt of a request therefor from the General Partner, such other and further powers of attorney or instruments as the General Partner deems necessary or appropriate to carry out the intent and purposes of subsection (a) above and the remainder of this Agreement.

9.4 Changes in Addresses. Each Limited Partner shall promptly report to the Partnership any changes in the address of the Limited Partner as previously reported to the Partnership. The General Partner shall cause this Agreement (specifically Schedule A) to be duly amended to reflect the address changes of the Limited Partners, if any.

9.5 General Partner as Limited Partner. If the General Partner acquires or becomes a transferee of all or a part of the Partnership Interest of a Limited Partner, the General Partner, subject to the provisions of Article X, shall be treated also as a Limited Partner to the extent of such Partnership Interest.

ARTICLE X

TRANSFERS OF PARTNERSHIP INTERESTS BY LIMITED PARTNERS

10.1 General Restrictions. No Limited Partner shall Transfer all or any part of such Limited Partner’s Partnership Interest, except as provided in this Agreement. Any purported Transfer of a Partnership Interest by a Limited Partner in violation of the terms of this Agreement shall be null and void and of no effect. A permitted Transfer shall be effective as of the date specified in the instruments relating thereto that are delivered to the General Partner.

Each Limited Partner represents and warrants that such Limited Partner has acquired its Partnership Interest for its own account for investment and not with a view to the resale, fractionalization, division or distribution thereof.

10.2 Permitted Transfers. A Limited Partner shall have the right to Transfer (but not to substitute the transferee as a Substitute Limited Partner in such Limited Partner’s place except in accordance with Section 10.3 below) all or any part of such Limited Partner’s Partnership Interest provided that (i) the Transfer would not result in the “termination” of the Partnership pursuant to Section 708 of the Code, (ii) the General Partner has consented in writing to such Transfer and transferee, and (iii) if required by the General Partner, the transferor or transferee has delivered to the Partnership an unqualified opinion of counsel satisfactory to the Partnership that neither the Transfer nor any offering in connection therewith was required to be registered under either the Securities Act of 1933, as amended, or any applicable state securities laws and that such Transfer does not adversely affect any exemption from registration that was available to the Partnership. Any transferee desiring to make a further Transfer shall be subject to all of the provisions of this Article X to the same extent and in the same manner as any Limited Partner desiring to make any Transfer.

10.3 Substitute Limited Partners. No transferee of all or any part of the Partnership Interest of any Limited Partner shall become a Substitute Limited Partner unless and until:

(a) the transferor has stated such intention in the instrument of assignment;

(b) the transferee has executed an instrument accepting and adopting the terms and provisions of this Agreement and has provided such other instruments and such assurances as to the enforceability of all such instruments as the General Partner may require;

(c) the transferor or transferee has paid all reasonable expenses of the Partnership in connection with the admission of the transferee as a Substitute Limited Partner; and

(d) the General Partner, in its sole and absolute discretion, has consented in writing to such transferee becoming a Substitute Limited Partner.

The Limited Partners hereby consent to any substitution made in accordance with the provisions of this Section 10.3. Upon satisfaction of all of the foregoing conditions with respect to a particular transferee, the General Partner shall cause this Agreement (specifically, Schedule A) to be duly amended to reflect the admission of the transferee as a Substitute Limited Partner.

10.4 Effect of Bankruptcy, Death, Incompetency or Termination of a Limited Partner. The Bankruptcy, death, adjudication of incompetency, dissolution or termination of the existence of a Limited Partner shall not cause the termination or dissolution of the Partnership. Upon any such occurrence, the legal representative of the Limited Partner shall be liable for all of the obligations of the Limited Partner and have all of the rights of a Limited Partner for the purpose of settling or managing the Limited Partner’s property, including the power to give a transferee the right to become a Substitute Limited Partner subject to compliance with the conditions of Section 10.3 above.

10.5 Effect of Admission as a Substitute Limited Partner. Unless and until admitted as a Substitute Limited Partner pursuant to Section 10.3 above, a transferee of a Limited Partner Partnership Interest shall not be entitled to exercise any rights of a limited partner in the Partnership, including the right to vote, grant approvals or give consents with respect to such Partnership Interest, the right to require any information or accounting of the Partnership’s business or the right to inspect the Partnership’s books and records, but such transferee shall only be entitled to receive, to the extent of the Partnership Interest transferred to him or her, the Distributions to which the transferor would be entitled. A transferee who has become a Substitute Limited Partner has, to the extent of the Partnership Interest transferred to it, all the rights and powers of the Person for whom he or she is substituted and is subject to the restrictions and liabilities of a Limited Partner under this Agreement and the Act. Upon admission of a transferee as a Substitute Limited Partner, the transferor of the Partnership Interest so acquired by the Substitute Limited Partner shall cease to be a limited partner of the Partnership to the extent of such Partnership Interest. A Person shall not cease to be a Limited Partner upon assignment of all of such Limited Partner’s Partnership Interest unless and until the transferee(s) become(s) a Substitute Limited Partner.

10.6 Withdrawal of a Limited Partner. No Limited Partner shall have the right or power to withdraw from the Partnership prior to the expiration of the term of the Partnership.

ARTICLE XI

CHANGES IN GENERAL PARTNER

AND TRANSFERS OF ITS PARTNERSHIP INTEREST

11.1 Transfers of Partnership Interests.

(a) No General Partner shall Transfer all or any part of its Partnership Interest, except as provided in this Agreement. Any purported Transfer of a Partnership Interest by a General Partner in violation of the terms of this Agreement shall be null and void and of no effect.

(b) A General Partner shall have the right to Transfer (but not to substitute the transferee as a General Partner in such General Partner’s stead) all or any part of such General Partner’s Partnership Interest provided that (i) the Transfer would not result in the “termination” of the Partnership pursuant to Section 708 of the Code, and (ii) all the remaining General Partners (if any) and a Limited Partner Supermajority have consented in writing to such Transfer and transferee. Any transferee desiring to make a further Transfer shall be subject to all of the provisions of this Article XI to the same extent and in the same manner as any General Partner desiring to make any Transfer. The Limited Partners hereby consent to any Transfer made in accordance with the provisions of this Section 1 1.1 (b).

(c) A Person shall not cease to be a General Partner upon the assignment of all of such General Partner’s Partnership Interest unless and until the transferee(s) thereof has (have) been admitted to the Partnership as a successor general partner pursuant to Section 11.3(a) below. Upon such admission, the successor general partner automatically shall be deemed to have exercised a right to carry on the Partnership, and the Partnership shall not be deemed to have dissolved and be required to wind up its affairs.

1 1.2 Withdrawal of a General Partner. Except with the written approval of the other General Partners (if any) and a Limited Partner Supermajority, no General Partner shall have the right to withdraw from the Partnership until a successor General Partner has been appointed.

11.3 Additional or Successor General Partners.

(a) The General Partner with the written approval of a Limited Partner Supermajority, shall have the right and power to admit to the Partnership from time to time one or more Persons as general partners, whether as an additional general partner or as a successor general partner. If such admission is to result in a reduction or dilution of the Percentage Interests of the Limited Partners, the reduction or dilution must be proportionate among all Partners.

(b) In the event the General Partner withdraws or the Partnership otherwise ceases to have any general partners for any reason (other than upon the winding up and termination of the Partnership), the Limited Partners shall have the right and power to continue the business of the Partnership if, within 90 days after (but effective as of) the date on which there ceases to be a general partner, all of the Limited Partners determine in writing to so continue the Partnership and select a successor general partner.

(c) The Limited Partners hereby consent to any admission made in accordance with the provisions of this Section 11.3. No Person shall be deemed to be admitted as a General Partner unless an instrument is executed accepting and agreeing to be bound by all of the terms of this Agreement and executed an amendment to the Certificate. The General Partners shall cause this Agreement and the Certificate to be duly amended and filed to reflect any such admission.

11.4 Changes in General Partners. The General Partners shall promptly cause this Agreement (specifically, Schedule A) and the Certificate to be duly amended and filed to reflect any changes in the composition or addresses of the General Partners.

ARTICLE XII

DISSOLUTION AND TERMINATION

12.1 Events Causing Dissolution. The Partnership shall be dissolved upon the first to occur of the following events:

(a) the expiration of the tern of the Partnership, as set forth in Section 2.4 above;

(b) the Bankruptcy of the Partnership;

(c) the expiration of 90 days after the withdrawal of the last remaining General Partner or an event of withdrawal with respect to the last remaining General Partner occurs, unless an election and appointment has been made pursuant to Section 1 1.3(b) hereof;

(d) a vote of a majority in interest of the Partners; or

(e) except as otherwise provided herein, any other event causing a dissolution of the Partnership under the provisions of the Act.

12.2 Effect of Dissolution. Except as otherwise provided in this Agreement, upon the dissolution of the Partnership, the General Partner (or if there is no remaining General Partner, a liquidating trustee appointed by a Limited Partner Supermajority) shall proceed to wind up, liquidate and terminate the business and affairs of the Partnership. In connection therewith, the General Partner or liquidating trustee shall have the specific power and authority for, in the name and on behalf of the Partnership to liquidate and reduce to cash (to the extent necessary or advisable) the assets of the Partnership as promptly as is consistent with obtaining a reasonable value therefor, to apply and distribute the proceeds of such liquidation and any remaining assets in accordance with the provisions of Section 12.3 below, and to do any and all acts and things authorized by, and in accordance with, the Act and other applicable laws for the purpose of winding up and liquidation. Notwithstanding the foregoing, no assets shall be distributed in kind to any Limited Partner without the consent of such Limited Partner.

12.3 Application of Proceeds. Upon the dissolution and liquidation of the Partnership, the assets of the Partnership shall be applied and distributed in the order of priority established in Section 6.2 hereof.

ARTICLE XIII

MISCELLANEOUS

13.1 Meetings. Meetings of the Partners may be called by the General Partner at any time and shall be called by the General Partner upon the written request of Limited Partners holding at least 50% of the Percentage Interests held by all Limited Partners.

13.2 Title to Assets. Title to the Partnership Properties shall be held in the name of the Partnership. No Partner shall individually have any ownership interest or rights in the Partnership Properties, except indirectly by virtue of such Partner’s ownership of an interest in the Partnership. No partner shall have any right to seek or obtain a partition of the Partnership Properties, nor shall any Partner have the right to demand and receive any specific assets of the Partnership upon the liquidation of or any distribution from the Partnership. The General Partner shall execute and file such documents as may be necessary to reflect the Partnership’s ownership of the Partnership Properties in such public offices as may be required.

13.3 Nature of Interest in the Partnership. A Partner’s interest in the Partnership shall be personal property for all purposes.

13.4 Notices. Any formal notice, demand, request or other communication required or permitted to be given by this Agreement shall be sufficient if in writing and if hand delivered in person or by delivery service or sent by mail to the addresses of the Partners as they appear on the records of the Partnership. All mailed notices shall be deemed to be given two days after deposit in the mail, postage prepaid.

13.5 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership; provided, however, that nothing in this Agreement shall be intended to limit the liability of the General Partner to third party creditors.

13.6 Entire Agreement. This Agreement contains the entire agreement among the Partners, in such capacity, relative to the formation, operation and continuation of the Partnership.

13.7 Amendments.

(a) Except as otherwise provided herein, this Agreement shall not be modified or amended in any manner other than by the written agreement of the General Partner and a Limited Partner majority in interest.

(b) This Agreement (including Schedule A) may be amended by the General Partner, without any execution of such amendment by the Limited Partners, in order to reflect the occurrence of any of the following events provided that all of the conditions, if any, contained in the relevant Sections of this Agreement with respect to such event have been satisfied:

(1) a change in the name or address of the Partnership (Section 2.2) hereof;

(2) the modification of this Agreement to comply with the relevant tax laws (Section 6.5(j) hereof);

(3) an adjustment of the Percentage Interests of the Partners upon making a Capital Contribution (Section 4.6 hereof);

(4) a change in the address of a Limited Partner (Section 9.4 hereof);

(5) the admission of a Substitute Limited Partner (Section 10.3 hereof);

(6) the removal of a General Partner (Section 11.2 hereof);

(7) the continuation of the Partnership by any remaining General Partner (Section 11.2 hereof);

(8) the admission of an additional or successor General Partner or the change in the address of a General Partner (Sections 11.3 and 1 1.4 hereof); and

(9) the merger or consolidation of the Partnership (Section 13.8 hereof).

(c) All amendments to the Certificate shall be executed and filed in accordance with the provisions of the Act.

13.8 Merger or Consolidation. To the extent permitted by the Act, the Partnership may merge or consolidate with or into another limited partnership or entity in accordance with an agreement of merger or consolidation approved by the General Partner and a Limited Partner Supermajority.

13.9 Governing Law. This Agreement and the rights and obligations of the Partners hereunder shall be subject to, governed by and interpreted in accordance with the Act and other applicable laws of the State of Delaware.

13.10 Severability. In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

13.11 Binding Agreement. Subject to the restrictions on the disposition of Partnership Interests herein contained, the provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal and legal representatives, and permitted successors and assigns. This Agreement may be assigned by a Partner only as part of a transfer of its Partnership Interest as permitted by the terms of this Agreement.

13.12 Counterparts. This Agreement and any amendments hereto may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement that is binding upon all the parties hereto, notwithstanding that all parties are not signatories to the same counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

GENERAL PARTNER:

WEST TRANSACTION SERVICES, LLC,

By:	/s/ Paul M. Mendlik
Name:	Paul M. Mendlik
Title:	Manager

LIMITED PARTNER:

WEST TRANSACTION SERVICES II, LLC

By:	/s/ Paul M. Mendlik
Name:	Paul M. Mendlik
Title:	Manager

SCHEDULE A

LIST OF PARTNERS

Name and Address of Limited Partner	Capital Contribution	Percentage Interest
West Transaction Services, LLC 11808 Miracle Hills Drive Omaha, NE 68154	$1,000	1%

West Transaction Services II, LLC 11808 Miracle Hills Drive Omaha, NE 68154	$99,000	99%

Dated: November 15, 2004

AMENDMENT NO. 1

TO THE AGREEMENT OF LIMITED PARTNERSHIP

OF WEST TELEMARKETING, LP

AGREEMENT OF AMENDMENT dated as of the 24th day of October, 2006, by and among West Transaction Services, LLC, a Delaware limited liability company, and West Transaction Services II, LLC, a Delaware limited liability company, as general partner (the “General Partner”) and limited partner (the “Limited Partner”), respectively, of West Telemarketing, LP, a Delaware limited partnership (the “Partnership”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Partnership Agreement (as defined below).

WHEREAS, the parties hereto desire to amend the Amended the Agreement of Limited Partnership of the Partnership, dated as of November 15, 2004 (the “Partnership Agreement”), pursuant to Section 13.7 of the Partnership Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Amendment to Section 7.1(a). For all purposes of Section 7.1(a) of the Partnership Agreement, “Board of Directors” shall be deleted and replaced with “Board of Managers”.

2. Amendment to Section 10.2. Section 10.2 of the Partnership Agreement is amended in its entirety to read as follows:

A Limited Partner shall have the right to Transfer (but not to substitute the transferee as a Substitute Limited Partner in such Limited Partner’s place except in accordance with Section 10.3 below) all or any part of such Limited Partner’s Partnership Interest provided that (i) the General Partner has consented in writing to such Transfer and transferee and (ii) if required by the General Partner, the transferor or transferee has delivered to the Partnership an unqualified opinion of counsel satisfactory to the Partnership that neither the Transfer nor any offering in connection therewith was required to be registered under either the Securities Act of 1933, as amended, or any applicable state securities laws and that such Transfer does not adversely affect any exemption from registration that was available to the Partnership. Any transferee desiring to make a further Transfer shall be subject to all of the provisions of this Article X to the same extent and in the same manner as any Limited Partner desiring to make any Transfer.

3. Amendment to Section 11.1(b). Section 11.1(b) of the Partnership Agreement is amended in its entirety to read as follows:

A General Partner shall have the right to Transfer all or any part of such General Partner’s Partnership Interest provided that all the remaining General Partners (if any) and a Limited Partner Supermajority have consented in writing to such Transfer and transferee. Any transferee desiring to make a further Transfer shall be subject to all of the provisions of this Article XI to the same extent and in the same manner as any General

Partner desiring to make any Transfer. The Limited Partners hereby consent to any Transfer made in accordance with the provisions of this Section 11(b).

4. Conditions to Effectiveness. This Amendment shall be effective as of the date first written above upon the delivery of an executed counterpart signature page to this Amendment by the General Partner and by the Limited Partners in accordance with Section 13.7 of the Partnership Agreement.

5. Miscellaneous

(a) Except as provided herein, all terms and conditions of the Partnership Agreement remain in full force and effect.

(b) This Amendment may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all parties are not signatories to the original or the same counterpart.

(c) This Amendment expresses the entire understanding of the parties with respect to the matters set forth herein and supersedes all prior discussions or negotiations hereon.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the undersigned have executed this Agreement of Amendment as of the day and year first written above.

WEST TRANSACTION SERVICES, LLC, General Partner

By:	/s/ Paul M. Mendlik
Name:	Paul M. Mendlik
Title:	Manager

WEST TRANSACTION SERVICES II, LLC, Limited Partner

By:	/s/ Paul M. Mendlik
Name:	Paul M. Mendlik
Title:	Manager

[Signature Page for Amendment to West Telemarketing LPA]